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Exhibit 8.1

Subsidiaries as at December 31, 2002	Country	Ownership
Metro Nordic Sweden AB	Sweden	100
Tidnings AB Metro	Sweden	100
Metro Sweden Holding AB	Sweden	100
Rally Television AB	Sweden	100
Everyday Distribution AB	Sweden	100
Oy Metro Lehti Ab	Finland	100
Metro International Luxembourg Holding S.A.	Luxembourg	100
Metro International UK Ltd	United Kingdom	100
Clarita B.V.	Netherlands	100
Metro Ceska Republika a.s.	Czech Republic	100
MTG Metro Gratis Kft	Hungary	90
Metro International AB	Sweden	100
Metro Holland BV	Netherlands	90
Metro Publication Schweiz AG	Switzerland	100
Metro News Co Newcastle Ltd	United Kingdom	100
Modern Times Group MTG Chile Ltda	Chile	100
Tiempos Modernos S.A.	Chile	100
Transit Publications Inc Metro	USA	100
Transit Publications Inc Metro PA	USA	100
Boston Metro Publishing, Inc.	USA	100
Metrorama Publishing Ltd	Greece	98
Metrorama Sales and Services Ltd	Greece	96
Edizione Metro Sarl	Italy	100
Metro Publicita Sarl	Italy	100
Metronews Canada Inc.	Canada	100
TPP Sp.zo. o.	Poland	100
Metronews S.L.	Spain	100
Metro Publishing Hong Kong Limited	Hong Kong	100
Publication Metro France S.A.S.	France	100
Metro Xpress Denmark A/S	Denmark	70

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  Exhibit 8.1